News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports Fourth Quarter 2014
Diluted Earnings per Share of $0.72

•	Record full year Subsea Technologies revenue and operating profit

•	Record full year Surface Technologies revenue and operating profit

•	Year-end Company backlog of $6.6 billion

HOUSTON, Feb. 10, 2015 - FMC Technologies, Inc. (NYSE:FTI) today reported fourth quarter 2014 revenue of $2.2 billion, up 5 percent from the prior-year quarter. Diluted earnings per share were $0.72. The quarterly earnings included a pre-tax $24.9 million charge, or $0.07 per diluted share, related to costs associated with actions taken to de-risk our U.S. defined benefit pension plan and a $25.5 million foreign currency loss, or $0.09 per diluted share, due to the further strengthening of the U.S. dollar.
Total inbound orders were $2.3 billion and included $1.7 billion in Subsea Technologies orders. Backlog for the Company was $6.6 billion, including Subsea Technologies backlog of $5.8 billion.

Full Year 2014 Results
Total Company revenue for 2014 was $7.9 billion, and operating profit was $1.2 billion. The full year 2014 diluted earnings per share were $2.95, which includes the pre-tax $84 million, or $0.23 per diluted share, net gain on the sale of our Material Handling Products business.

“We reported significant year over year earnings growth,” said John Gremp, Chairman, President and CEO of FMC Technologies. “Our focus on operational execution has yielded improved results as both our Subsea Technologies and Surface Technologies segments posted record full year revenue and operating profit.” Gremp continued, “We enter 2015 focused on successfully managing through this downturn, but more importantly delivering a step change in improving deepwater project returns. Acknowledging the uncertainty in the North American land market, we remain confident in our subsea and international wellhead businesses in 2015 given the strength of our backlog and execution.”

Review of Operations - Fourth Quarter 2014

Subsea Technologies
Subsea Technologies fourth quarter revenue was $1.4 billion, up 3 percent from the prior-year quarter.
Subsea Technologies operating profit increased 12 percent from the prior-year quarter to $208.4 million primarily due to improved execution, when excluding the prior year benefit associated with an Angolan tax adjustment.
Subsea Technologies inbound orders for the fourth quarter were $1.7 billion and backlog was $5.8 billion.
Subsea Technologies full year revenue and operating profit was $5.3 billion and $748.2 million, respectively.

Surface Technologies
Surface Technologies fourth quarter revenue was $584.3 million, up 19 percent from the prior-year quarter driven by greater volume in both surface wellhead and fluid control.
Surface Technologies operating profit increased 71 percent from the prior-year quarter to $116.4 million driven by increased fluid control activity in North America and continued strength in international surface wellhead.
Surface Technologies inbound orders for the fourth quarter were $498.0 million and backlog was $654.2 million.
Surface Technologies full year revenue and operating profit was $2.1 billion and $393.0 million, respectively.

Energy Infrastructure
Energy Infrastructure fourth quarter revenue was $137.8 million, down 20 percent from the prior-year quarter, primarily as a result of the sale of the Material Handling Products business in the second quarter of 2014.
Energy Infrastructure operating profit decreased 39 percent from the prior-year quarter to $13.7 million primarily due to the absence of the Material Handling Products business.
Energy Infrastructure inbound orders for the fourth quarter were $89.8 million and backlog was $187.0 million.
Energy Infrastructure full year revenue and operating profit was $557.4 million and $52.5 million, respectively.

Corporate Items
Corporate expense in the fourth quarter was $18.5 million, an increase of $5.4 million from the prior-year quarter. Other revenue and other expense, net, increased $36.9 million from the prior-year quarter to $46.9 million, due largely to the $24.9 million costs associated with actions taken to de-risk our U.S. defined benefit pension plan and a $25.5 million loss due to the strengthening of the U.S. dollar. The prior-year quarter included an $11.1 million charge, or $0.05 per diluted share, related to the Multi Phase Meters acquisition earn-out adjustment and a $3.2 million foreign currency benefit, or $0.01 per diluted share, due to a favorable variance in foreign exchange gain.
The Company ended the quarter with net debt of $670.1 million. Net interest expense was $8.0 million in the quarter.
The Company repurchased approximately 2,467,000 shares of common stock at an average cost of $47.79 per share in the quarter. This brings our total shares repurchased for the year to approximately 4,855,000 shares of common stock at an average cost of $51.01 per share.
Depreciation and amortization for the fourth quarter was $59.1 million, down $1.8 million from the sequential quarter. Capital expenditures for the fourth quarter were $120.7 million.
The Company recorded an effective tax rate of 36.3 percent for the fourth quarter.

Summary and Outlook
FMC Technologies reported fourth quarter diluted earnings per share of $0.72.
Total inbound orders of $2.3 billion in the fourth quarter included $1.7 billion in Subsea Technologies orders. The Company's backlog stands at $6.6 billion, including Subsea Technologies backlog of $5.8 billion.
Based on the strength of our subsea and international surface wellhead’s backlog and execution performance, we expect similar operating profit to 2014 for these businesses. Because of the uncertainty in the North American land market, we are not providing full year guidance for the Company.

FMC Technologies, Inc. (NYSE: FTI) is the global market leader in subsea systems and a leading provider of technologies and services to the oil and gas industry. We help our customers overcome their most difficult challenges, such as improving shale operations and subsea production performance to reduce cost, maintain uptime, and maximize oil and gas recovery. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the company has more than 20,000 employees and operates 28 production facilities in 17 countries. Visit www.fmctechnologies.com or follow us on Twitter @FMC_Tech for more information.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; deterioration in the future expected profitability or cash flows and its effect on our goodwill; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its first quarter 2015 conference call at 9:00 a.m. ET on Wednesday, April 22, 2015. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenue	$2,156.2	$2,047.8	$7,942.6	$7,126.2
Costs and expenses	1,856.6	1,773.8	6,874.1	6,378.6
	299.6	274.0	1,068.5	747.6
Gain on sale of Material Handling Products	—	—	84.3	—
Other income (expense), net	(24.8)	4.3	(54.0)	5.3
Income before net interest expense and income taxes	274.8	278.3	1,098.8	752.9
Net interest expense	(8.0)	(8.6)	(32.5)	(33.7)
Income before income taxes	266.8	269.7	1,066.3	719.2
Provision for income taxes	96.2	90.6	361.0	212.6
Net income	170.6	179.1	705.3	506.6
Net income attributable to noncontrolling interests	(2.0)	(1.3)	(5.4)	(5.2)
Net income attributable to FMC Technologies, Inc.	$168.6	$177.8	$699.9	$501.4

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.72	$0.75	$2.96	$2.10
Diluted	$0.72	$0.74	$2.95	$2.10
Weighted average shares outstanding:
Basic	234.9	238.1	236.3	238.3
Diluted	235.6	238.9	236.9	239.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Revenue
Subsea Technologies	$1,435.4	$1,390.0	$5,266.4	$4,726.9
Surface Technologies	584.3	489.0	2,130.7	1,806.8
Energy Infrastructure	137.8	172.6	557.4	617.2
Other revenue (1) and intercompany eliminations	(1.3)	(3.8)	(11.9)	(24.7)
	$2,156.2	$2,047.8	$7,942.6	$7,126.2

Income before income taxes

Segment operating profit
Subsea Technologies	$208.4	$209.5	$748.2	$548.2
Surface Technologies	116.4	68.1	393.0	257.2
Energy Infrastructure	13.7	22.6	52.5	74.3
Intercompany eliminations	(0.3)	(0.1)	(0.3)	(0.1)
Total segment operating profit	338.2	300.1	1,193.4	879.6

Corporate items
Corporate expense (2)	(18.5)	(13.1)	(66.3)	(46.3)
Other revenue (1) and other expense, net (3)	(46.9)	(10.0)	(33.7)	(85.6)
Net interest expense	(8.0)	(8.6)	(32.5)	(33.7)
Total corporate items	(73.4)	(31.7)	(132.5)	(165.6)

Income before income taxes attributable to FMC Technologies, Inc. (4)	$264.8	$268.4	$1,060.9	$714.0

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Inbound Orders

Subsea Technologies	$1,705.8	$1,025.2	$5,547.1	$6,510.3
Surface Technologies	498.0	622.2	2,070.4	2,049.1
Energy Infrastructure	89.8	160.8	473.3	605.7
Intercompany eliminations and other	3.5	(14.8)	(6.2)	(44.4)
Total inbound orders	$2,297.1	$1,793.4	$8,084.6	$9,120.7

	December 31
	2014	2013
Order Backlog

Subsea Technologies	$5,793.1	$5,988.8
Surface Technologies	654.2	742.4
Energy Infrastructure	187.0	288.4
Intercompany eliminations	(14.9)	(21.4)
Total order backlog	$6,619.4	$6,998.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$638.8	$399.1
Trade receivables, net	2,127.0	2,067.2
Inventories, net	1,021.2	980.4
Other current assets	649.4	576.3
Total current assets	4,436.4	4,023.0

Property, plant and equipment, net	1,458.4	1,349.1
Goodwill	552.1	580.7
Intangible assets, net	282.9	315.3
Other assets	445.8	337.5
Total assets	$7,175.6	$6,605.6

Short-term debt and current portion of long-term debt	$11.7	$42.5
Accounts payable, trade	723.5	750.7
Advance payments and progress billings	965.2	803.2
Other current liabilities	1,083.2	1,018.3
Total current liabilities	2,783.6	2,614.7

Long-term debt, less current portion	1,297.2	1,329.8
Other liabilities	617.1	324.8
FMC Technologies, Inc. stockholders’ equity	2,456.3	2,317.2
Noncontrolling interest	21.4	19.1
Total liabilities and equity	$7,175.6	$6,605.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Twelve Months Ended
	December 31
	2014	2013
Cash provided (required) by operating activities:
Net income	$705.3	$506.6
Depreciation and amortization	232.5	209.8
Gain on sale of Material Handling Products	(84.3)	—
Trade accounts receivable, net	(243.0)	(391.0)
Inventories, net	(99.4)	(28.9)
Accounts payable, trade	33.8	103.8
Advance payments and progress billings	225.0	329.0
Other	122.6	66.1
Net cash provided by operating activities	892.5	795.4

Cash provided (required) by investing activities:
Capital expenditures	(404.4)	(314.1)
Proceeds from sale of Material Handling Products, net of cash divested	105.6	—
Other investing	13.7	2.5
Net cash required by investing activities	(285.1)	(311.6)

Cash provided (required) by financing activities:
Net decrease in debt	(59.7)	(269.7)
Purchase of stock held in treasury	(247.6)	(116.3)
Other financing	(48.1)	(36.3)
Net cash required by financing activities	(355.4)	(422.3)

Effect of changes in foreign exchange rates on cash and cash equivalents	(12.3)	(4.5)
Increase in cash and cash equivalents	239.7	57.0
Cash and cash equivalents, beginning of period	399.1	342.1
Cash and cash equivalents, end of period	$638.8	$399.1